UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 26, 2013 (November 25, 2013)

CARDTRONICS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-33864	76-0681190
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

3250 Briarpark, Suite 400

Houston, Texas 77042

(Address of principal executive office) (Zip Code)

Registrant’s telephone number, including area code: 832-308-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Indenture

On November 25, 2013, Cardtronics, Inc. (the “Company”), in connection with the closing of the Company’s private placement of its 1.00% Convertible Senior Notes due 2020 (the “Notes”), entered into an indenture (the “Indenture”), between the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”).

The Notes will bear interest at a rate of 1.00% per annum until maturity. Interest will be payable in cash on June 1 and December 1 of each year, beginning on June 1, 2014. The Notes will mature on December 1, 2020, unless earlier purchased or converted. The Company may not redeem the Notes prior to their maturity.

The Notes will be convertible into cash, shares of the Company’s common stock, or a combination of cash and shares of the Company’s common stock, at the Company’s election, based on an initial conversion rate of 19.1022 shares of the Company’s common stock per $1,000 principal amount of Notes (which is equivalent to an initial conversion price of approximately $52.35 per share of the Company’s common stock). The conversion rate, and thus the conversion price, may be adjusted under certain circumstances as described in the Indenture.

Prior to the close of business on the business day immediately preceding September 1, 2020, holders may convert all or a portion of their Notes, in principal amounts equal to $1,000 or an integral multiple thereof, only under the following circumstances:

•	during any calendar quarter commencing after March 31, 2014, if, for at least 20 trading days (whether or not consecutive) during the 30 consecutive trading day period ending on, and including, the last trading day of the immediately preceding calendar quarter, the last reported sale price of the Company’s common stock on such trading day is greater than or equal to 135% of the applicable conversion price on such trading day;

•	during the five consecutive business day period immediately following any ten consecutive trading day period (that ten consecutive trading day period, the “measurement period”) in which, for each trading day of that measurement period, the trading price (as defined in the Indenture) per $1,000 principal amount of Notes for such trading day was less than 98% of the product of the last reported sale price of the Company’s common stock on such trading day and the applicable conversion rate on such trading day; or

•	upon the occurrence of specified corporate transactions described in the Indenture.

On and after September 1, 2020 until the close of business on the second scheduled trading day immediately preceding the maturity date, holders may convert all or a portion of their Notes, in principal amounts equal to $1,000 or an integral multiple thereof, at any time, regardless of the foregoing circumstances.

If the Company elects to satisfy its conversion obligation solely in cash or a combination of cash and shares of its common stock, the amount of consideration that a holder of the Notes will receive upon conversion will be based upon the volume weighted average prices of the Company’s common stock for each trading day during a 60 trading day observation period. Upon any conversion of the Notes, the Company will pay cash in lieu of issuing fractional shares of its common stock as described in the Indenture.

Upon the occurrence of a fundamental change (as defined in the Indenture), subject to certain conditions, holders may require the Company to purchase all or a portion of their Notes, in principal amounts equal to $1,000 or an integral multiple thereof, for cash at a price equal to 100% of the principal amount of the Notes to be purchased plus any accrued and unpaid interest, if any, to, but excluding, the fundamental change purchase date.

If holders elect to convert their Notes in connection with a fundamental change, the Company will increase the conversion rate for the Notes so surrendered for conversion by a number of additional shares of its common stock determined by reference to the provisions contained in the Indenture.

The Notes will be the Company’s unsecured and unsubordinated obligations and will rank senior in right of payment to any of the Company’s indebtedness that is expressly subordinated in right of payment to the Notes; rank equal in right of payment to the Company’s unsecured indebtedness that is not so subordinated; be effectively subordinated in right of payment to the Company’s secured indebtedness to the extent of the value of the assets securing such indebtedness; and be structurally subordinated to all indebtedness and liabilities of the Company’s subsidiaries.

The foregoing description of the Indenture does not purport to be complete and is qualified in its entirety by reference to the full text of the Indenture, a copy of which is filed as Exhibit 4.1 hereto and incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

4.1	Indenture related to the 1.00% Convertible Senior Notes due 2020, dated as of November 25, 2013, between Cardtronics, Inc. and Wells Fargo Bank, National Association, as trustee (including form of 1.00% Convertible Senior Note due 2020).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CARDTRONICS, INC.

Dated: November 26, 2013	By:	/s/ Chris Brewster
	Name:	J. Chris Brewster
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

4.1	Indenture related to the 1.00% Convertible Senior Notes due 2020, dated as of November 25, 2013, between Cardtronics, Inc. and Wells Fargo Bank, National Association, as trustee (including form of 1.00% Convertible Senior Note due 2020).